Exhibit 10.21

LEIDOS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

NOTICE OF GRANT OF OPTION AWARD (EMPLOYEES)

Leidos Holdings, Inc. (the “Company”) hereby grants this Option Award (the “Award”) as set forth in this Notice of Grant of Option Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Option Award (the “Terms”). Together, this Notice, the attached Terms and all exhibits and appendices hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Award Details: The Grantee’s name, the number of shares of Stock with respect to which the Option is awarded, the Option Price and the Grant Date can be found in the Grant Summary located in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award). The Option is a Non-qualified Stock Option.

Vesting Schedule: Subject to the terms of the Plan and this Agreement, the Option shall become vested and exercisable in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

[add applicable vesting date(s)]

The Option may be exercisable only as to a whole number of shares of Stock as of any given vesting date. If the number of shares of Stock with respect to which the Option becomes vested and exercisable determined as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. Exhibit A to this Notice sets forth the terms and provisions regarding treatment of the Award upon Separation form Service. The Option shall not become vested and exercisable following the Grantee’s Separation from Service except as otherwise expressly provided in Exhibit A to this Notice or as otherwise provided pursuant to the terms of the Plan.

Expiration Date: The expiration date of the Option (the “Expiration Date”) is the [●] anniversary of the Grant Date. The Option may terminate earlier than the Expiration Date as set forth in Exhibit A to the Notice in connection with the Grantee’s Separation from Service.

Award Acceptance: The Grantee must accept the Agreement electronically pursuant to the online acceptance procedure established by the Company by no later than three months following the Grant Date. If the Grantee does not accept the Agreement through the online acceptance process by that date, or such other date that may be communicated, the Grantee will be deemed to have accepted the Agreement and the Company will automatically accept the Agreement on the Grantee’s behalf. If the Grantee declines the Agreement, the Award will be canceled and the Grantee will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the canceled award.

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EXHIBIT A

Separation from Service and Change in Control

(a)    Impact on Vesting of Separation from Service; Change in Control. If the Grantee has a Separation from Service before any of the vesting date(s) specified under “Vesting Schedule” in the Notice, then any unvested portion of the Option shall become vested and exercisable or shall be canceled depending on the reason for Separation from Service as follows:

(i)    Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability, any unvested portion of the Option shall become immediately vested and exercisable as of the date of such Separation from Service. In addition, in the event of the Grantee’s death after Separation from Service due to Special Retirement, any portion of the Option that had not yet become vested and exercisable in accordance with the schedule set forth under “Vesting Schedule” in the Notice shall become immediately vested and exercisable as of the date of such death. Following the Grantee’s death, the Option may be exercised only by the executor or administrator of the Grantee’s estate or, if there is none, the person entitled to exercise the Option under the Grantee’s will or the laws of descent and distribution. Following the Grantee’s Separation from Service due to Disability, if a guardian or conservator has been appointed to act for the Grantee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Option on behalf of the Grantee.

(ii)    Involuntary Termination without Cause. If the Grantee has an Involuntary Termination without Cause at least six months after the Grant Date, a prorated portion of any unvested portion of the Option shall become immediately vested and exercisable as of the date of such Involuntary Termination without Cause. Such prorated vesting shall be determined as follows: (A) the total number of shares of Stock covered by the Option shall be multiplied by the Pro Rata Fraction, rounded up to the next whole number, and (B) such resulting amount shall be reduced by the portion of the Option (if any) that previously vested in accordance with the schedule set forth under “Vesting Schedule” in the Notice. In addition, the Grantee must execute, deliver and not revoke, no later than sixty (60) days following Separation from Service, a general release of claims if requested by, and in a form satisfactory to, the Company.

(iii)    Special Retirement. If the Grantee has a Separation from Service due to Special Retirement, the Option shall continue to become vested and exercisable in accordance with the schedule set forth under “Vesting Schedule” in the Notice as if the Grantee had not had a Separation from Service, but provided that the Grantee complies with the requirements of Section 6 of the Terms (regarding compliance with post-employment covenants). In addition, the Grantee must execute, deliver and not revoke, no later than sixty (60) days following Separation from Service, a general release of claims if requested by, and in a form satisfactory to, the Company. Notwithstanding the preceding sentences, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Grantee’s jurisdiction that likely would result in the favorable Special Retirement treatment that otherwise would apply to the Option pursuant to this Section (a)(iii) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Special Retirement treatment at the time of the Grantee’s Separation from Service and the Option will be treated as it would under the rules that otherwise would have applied if the Grantee’s Separation from Service did not qualify as a Special Retirement.

(iv)    Change in Control. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 15.3.1(i) of the Plan, if (A) a Change in Control occurs and (B) the Grantee has a Change in Control Termination, then any unvested portion of the Option shall become immediately vested and exercisable as of the date of such Change in Control Termination.

(v)    Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) through (iv) above, any portion of the Option that was not vested and exercisable pursuant to the schedule specified under “Vesting Schedule” in the Notice as of the date of the Separation from Service shall be immediately canceled as of the date of Separation from Service.

(b)    Impact on Exercise Period of Separation from Service.

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(i)    General Rule. Subject to clauses (ii) and (iii) below, to the extent the Option is vested and exercisable as of the date of the Grantee’s Separation from Service, it shall remain exercisable until the earlier of (A) the 90th day after the date of Separation from Service or (B) the Expiration Date.

(ii)    Special Retirement. Notwithstanding the foregoing and subject to the provisions of clause (iii) below, in the event of Separation from Service by reason of Special Retirement, the Option, to the extent vested and exercisable, shall remain exercisable until the Expiration Date, provided that the Grantee complies with the requirements of Section 6 of the Terms (regarding compliance with post- employment covenants). Notwithstanding the foregoing but subject to the provisions of clause (iii) below, if the Grantee fails to comply with the requirements of Section 6 of the Terms, the portion of the Option that was vested and exercisable as of the date of the Grantee’s Separation from Service shall remain exercisable until the earlier of (A) the 90th day after the date of Separation from Service or (B) the Expiration Date.

(iii)    Cause. Notwithstanding the foregoing, in the event that the Grantee’s Separation from Service is for Cause (including a determination by the Company after the date of the Separation from Service that circumstances constituting Cause existed at the time of Separation from Service), any outstanding portion of the Option, whether or not previously vested, shall be immediately cancelled as of the date of such Separation from Service.

(c)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for the termination of Service will be deemed to exist if the Grantee:

(i)    has been convicted, or entered a plea of nolo contendere, for committing an act of fraud, embezzlement, theft or other act constituting a felony or crime of similar magnitude under applicable law (other than traffic related offenses or as a result of vicarious liability);

(ii)    willfully engages in illegal conduct or gross misconduct that is significantly injurious to the Company or a Subsidiary, including the Grantee’s material breach of his or her obligations under any written Company policy, including any code of ethics or conduct, which is not cured, if curable, within ten (10) days after the Company or a Subsidiary notifies the Grantee of such breach; however, no act or failure to act on the Grantee’s part shall be considered “willful” unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or a Subsidiary; or

(iii)    fails to perform his or her duties in a reasonably satisfactory manner after the receipt of a notice from the Company or a Subsidiary detailing such failure if the failure is incapable of cure, and if the failure is capable of cure, upon the failure to cure such failure within 30 days of such notice or upon its recurrence.

“Change in Control Termination” means the Grantee’s Separation from Service on or within two years after a Change in Control if such Separation from Service is either (i) by action of the Company, or, if different, the Grantee’s employing Subsidiary (the “Employer”) without Cause or (ii) by action of the Grantee with Good Reason.

“Disability” means the status of disability determined conclusively by the Company based upon certification of disability by the Social Security Administration or and equivalent authority outside the U.S., to the extent compliant with Section 409A, upon such other proof as the Company may require, effective upon receipt of such certification or other proof by the Company.

“Good Reason” means the occurrence of any of the following events or conditions without the Grantee’s prior written consent:

(i)    any material adverse change in the Grantee’s authority, duties or responsibilities (including reporting responsibilities) from the Grantee’s authority, duties or

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responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter;

(ii)    a material reduction in Grantee’s base salary or any failure to pay the Grantee any cash compensation to which the Grantee is entitled within 15 days after the date when due;

(iii)    the imposition of a requirement (other than for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control) that the Grantee be based at any place outside a 50-mile radius from the Grantee’s principal place of employment immediately prior to the Change in Control and which has a material adverse effect on the Grantee’s commuting requirements;

(iv)    if the Grantee is a participant in the Company’s Executive Severance Plan, any other event that constitutes “Good Reason” under that plan.

Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (i) the Grantee provides written notice to the Company identifying the applicable event or condition within 120 days of the occurrence of the event or the initial existence of the condition, (ii) the Company or s Subsidiary fails to remedy the event or condition within a period of 30 days following such notice, and (iii) the Grantee’s Separation from Service occurs within 90 days after the date the Company or a Subsidiary fails to remedy the event or condition.

“Involuntary Termination without Cause” means a Grantee’s Separation from Service by action of the Company or the Employer without Cause, including due to divestiture by the Company of the business unit with which the Grantee is employed. Notwithstanding the foregoing, if the Grantee is eligible for Special Retirement as of the date of such Involuntary Termination without Cause, the Separation from Service will be treated as Special Retirement and not Involuntary Termination without Cause.

“Pro Rata Fraction” means a fraction, the numerator of which is the number of days from the Grant Date of the Option through the date of Involuntary Termination without Cause, and the denominator or which is the number of days from the Grant Date of the Option through the last vesting date set forth under “Vesting Schedule” in the Notice.

“Special Retirement” means a Grantee’s Separation from Service on or after the first anniversary of the Grant Date for any reason other than death or by the Company or Employer for Cause after the Grantee has attained at least age 59-1/2 and either (i) the Grantee has at least ten years of Service or (ii) the Grantee’s combined age and years of Service equals at least 70. The Company’s determination of years of Service for such purpose shall be final and binding on all parties. Notwithstanding the foregoing, if the Grantee’s Separation from Service during the two-year period following a Change in Control could be treated as either a Special Retirement or a Change in Control Termination, it shall be treated as a Change in Control Termination to the extent permitted by Section 409A.

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LEIDOS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN TERMS AND CONDITIONS OF OPTION AWARD
The Option Award (the “Award”) granted by Leidos Holdings, Inc. (the “Company”) to the Grantee specified in the Notice of Grant of Option Award (the “Notice”) to which these Terms and Conditions of Option Award, including any additional terms and conditions for Grantees outside the United States set forth in Appendices A and B (collectively, the (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. The Notice and these Terms together constitute the “Agreement.” A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

1.    Grant of Option.

(a)    As of the Grant Date set forth in the Notice, the Company grants to the Grantee an Option to purchase a number of shares of Stock set forth in the Notice and Grant Summary, subject to the terms and conditions of the Plan and this Agreement.

(b)    The Option shall become vested and exercisable in accordance with the schedule set forth in the Notice.

(c)    The Option shall terminate upon the earlier to occur of: (i) the Expiration Date set forth in the Notice; or (ii) the expiration of the applicable period following Separation from Service as set forth in the Notice. The Company shall have no obligation to provide the Grantee with notice of termination or expiration of the Option.

(d)    Unless otherwise expressly provided in the Notice, the Option shall be a Non-qualified Stock Option.

2.    Exercise of Option. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested and exercisable, shall be exercised pursuant to procedures established by the Committee, which may include electronic or voice procedures as may be specified by the Committee and which may include a requirement to acknowledge this Agreement prior to exercise. Acceptable forms and methods of payment to exercise the Option may include (i) by cashier’s check, money order or wire transfer; (ii) by a cashless exercise procedure; or (iii) by tendering shares of Stock acceptable to the Committee valued at their Fair Market Value as of the date of exercise. No shares of Stock shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the shares of Stock shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such shares. Until such time as the Option has been duly exercised and shares of Stock have been delivered, the Grantee shall not be entitled to exercise any voting rights with respect to such shares and shall not be entitled to receive dividends or other distributions with respect thereto.

3.    Responsibility for Taxes.

(a)    Regardless of any action the Company or, if different, the Subsidiary which employs the Grantee (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Grantee's participation in the Plan and legally applicable or deemed legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the

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treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant or exercise of the Option, the subsequent sale of shares of Stock acquired upon exercise, or the payment of any dividends on the shares of Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.

(b)    In connection with any relevant taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, in their sole discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following methods:

(i)     withholding from the Grantee’s wages or other cash compensation payable to the Grantee by the Company, the Employer, or any other Subsidiary;

(ii)    withholding from proceeds of the sale of shares of Stock acquired at exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent);

(iii)    withholding shares of Stock otherwise issuable to the Grantee upon exercise of the Option; or

(iv)    any other method or withholding determined by the Company, to the extent permitted under the Plan and applicable laws.

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Grantee’s jurisdiction(s), in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Stock. In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in shares of Stock), from the Company or the Employer; otherwise, the Grantee may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the exercised Option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock upon exercise of the Option, or the proceeds from the sale of shares of Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 3.

4.    Grantee Representations. The Grantee hereby represents that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

5.    Regulatory Restrictions on the Shares Issued Upon Exercise. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or

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administrative rules, and (iv) any other applicable provision of U.S. or non-U.S. federal, state or local law.

6.    Non-Solicitation and Non-Competition.

(a)    Applicability. The provisions of this Section 6 apply to Awards made to employees of the Company and its Subsidiaries, and not Awards made to Non-Employee Directors. The Grantee acknowledges that the Company conducts business throughout the United States and that the Company has a legitimate business interest in protecting this business, including but not limited its interest in its employees, programs, and projects below, against unfair competition through the promises in this Section 6.

(b)    Solicitation of Employees. The Grantee agrees that, both while in Service and for one year after Separation from Service, the Grantee will not solicit or attempt to solicit any employee of the Company or any Subsidiary with whom the Grantee has worked on a program or project during the 12 months prior to Separation from Service to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company or any Subsidiary. The foregoing obligations apply to both the Grantee’s direct and indirect actions, and apply to actions intended to benefit the Grantee or any other person, business or entity. Solicitation of Customers. The Grantee agrees that, for one year after Separation from Service, the Grantee will not participate in any solicitation of any customer or prospective customer of the Company or any Subsidiary concerning any business that:

(i)    involves the same programs or projects for that customer in which the Grantee was personally and/or substantially involved during the 12 months prior to Separation from Service; or

(ii)    has been, at any time during the 12 months prior to Separation from Service, the subject of any capture effort, bid, offer or proposal activity by the Company or any Subsidiary in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company or any Subsidiary to that customer or potential customer, in which the Grantee was personally and/or substantially involved.

For purposes of (c)(i) and (ii), in the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company or any Subsidiary provides (or may reasonably provide) goods or services.

(c)    Non-Disclosure and Non-Use of Proprietary Information. During the term of the Grantee's employment and following the voluntary or involuntary termination of that employment for any reason, and with or without cause, Grantee will not, except as authorized and required to perform the Grantee's duties for the Company or any Subsidiary, directly or indirectly: use, disclose, reproduce, distribute, or otherwise disseminate the Company or any Subsidiary's Proprietary Information, or take any action causing, or fail to take any action necessary, to prevent any such information to lose its character or cease to qualify as Proprietary Information. Grantee agrees to ask the Company or any Subsidiary, both during and after employment, if Grantee has any questions about whether particular information is Proprietary Information before using or disclosing such information.

The term “Proprietary Information” will mean any and all confidential knowledge, data or information of the Company, its affiliates, parents and subsidiaries, which has economic value as a result of its remaining confidential, whether having existed, now existing, or to be developed during Grantee’s employment, including information developed by Grantee. By way of illustration but not limitation, “Proprietary Information” includes (1) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, algorithms, software programs, schematics, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (collectively, “Inventions”); (2) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential

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strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (3) information regarding Customers and potential Customers of the Company and its Subsidiaries, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to Customers and potential Customers of the Company and other non-public information relating to Customers and potential Customers; (4) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non- public information relating to business partners that Grantee acquires as a result of Grantee's employment; (5) information regarding personnel, employee lists, compensation, and employee skills; and (6) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.

(d)    Non-Competition. To the extent allowed by and consistent with applicable law, the Grantee agrees that, for one year after Separation from Service, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person or entity other than the Company, perform on or support any program, or provide oversight on any program, product, or service in which the Grantee was personally and/or substantially involved during the 12 months prior to Separation from Service:

(i)    that would more likely than not cause the Grantee to use, disclose, or access Proprietary Information of any such program, product, or service; or

(ii)    that is competitive with any such program, product, or service and where the Grantee’s new responsibilities and duties will be similar to those previously held with the Company or any Subsidiary; or

(iii)    that is associated with any program, product or service that was the subject of any capture effort, bid, offer or proposal activity by the Company or any Subsidiary in which the Grantee was personally and substantially involved during the 12 months prior to Separation from Service and of which the Grantee possesses Proprietary Information.

(e)    Remedies. The Grantee acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 6 will result in immediate, irreparable and continuing damage to the Company and its Subsidiaries for which there is no adequate remedy at law, and the Company and its Subsidiaries will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages such as, but not limited to, the disgorgement of any profits, commissions, or fees realized by the Grantee, any subsequent employers, any business owned or operated by the Grantee, or any of Grantee’s agents, heirs, or assigns because of any such breach. Furthermore, to the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time by the Company or any Subsidiary that the Grantee has materially breached any employment-related covenants, including the covenants in this Section 6, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and/or (ii) cause, upon written demand by the Company to the Grantee, that the Grantee promptly return to the Company some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. If the Company must resort to litigation to enforce the Grantee’s obligation in (ii), the Company will be entitled to an award of reasonable attorneys' fees and costs should it prevail in the litigation.

7.    No Interference with Rights. Grantee understands that Grantee shall not be held criminally or civilly liable under any U.S. or non-U.S. federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a U.S. or non-U.S. federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Grantee also understands that disclosure of trade secrets to attorneys, made under seal, or

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pursuant to court order is also protected under 18 U.S. Code § 1833 in a retaliation lawsuit based on the reporting of a suspected violation of law.

8.    Miscellaneous.

(a)    Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d)    Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable U.S. federal law.

(f)    Venue. Any legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in the Circuit Court for Fairfax County, Virginia, or the United States District Court for the Eastern District of Virginia, Alexandria Division, and no other venue. Any arbitration will be conducted according to the terms of the applicable arbitration agreement.

(g)    Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h)    Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award, except as otherwise required pursuant to Section 8(l) below. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.

(i)    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the Service of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the Grantee’s Service at any time.

(j)    Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

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(k)    Appendices. By accepting this Award, the Grantee acknowledges and agrees that, should the Grantee reside and/or work in a country outside the United States at any time during the life of the Award, this Award is subject to the additional terms set forth in the Appendices A and B hereto. Appendices A and B constitute part of this Agreement. Please review the provisions of Appendices A and B carefully, as this Award will be null and void absent the Grantee’s acceptance of such provisions.

(l)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m)    Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) the Company’s compensation recoupment policy adopted on June 18, 2009, as in effect from time to time (the “Compensation Recoupment Policy”), all to the extent determined by the Committee to be applicable to the Grantee.

(n)    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(o)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

9.    No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition of any shares of Stock under the Plan or subsequent sale of such shares of Stock. The Grantee should consult with the Grantee’s personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action in relation thereto.

10.    Insider Trading/Market Abuse Laws. The Grantee acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., the Award) or rights linked to the value of Stock during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable insider trading restrictions and/or market abuse laws, and the Grantee should speak to his or her personal advisor on this matter.

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Options (Employees)

APPENDIX A
TO THE TERMS AND CONDITIONS OF OPTION AWARD

General Additional Terms Applicable to Awards Held by Grantees Outside the U.S.

1.    Data Privacy.

(a)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards under the Plan or any other entitlement to shares of Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee favor (“Data”), for the legitimate purpose of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data by the Company and the third-party service providers described below is the Grantee’s consent.

(b)    Stock Plan Administration Service Providers. The Company transfers Data to Computershare, Inc. and certain of its affiliated companies (collectively, “Computershare”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. The Grantee acknowledges and understands that Computershare will open an account for the Grantee to receive and trade shares of Stock acquired under the Plan and that the Grantee will be asked to agree on separate terms and data processing practices with Computershare, with such agreement being a condition to the ability to participate in the Plan. The legal basis, where required, for the transfer of Data by the Company to Computershare is the Grantee’s consent.

(c)    International Data Transfers. The Company is based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of the Grantee’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, the Grantee might not have enforceable rights regarding the processing of the Grantee’s Data in such countries. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.

(d)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means Data may be held even after the Grantee’s employment or service is terminated.

(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing any consents herein on a purely voluntary basis. The Grantee understands that the Grantee may withdraw his or her consent at any time with future effect for any or no reason. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s Service with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Awards under the Plan or other equity awards to the Grantee or administer or maintain the Grantee’s participation in the Plan.

(f)    Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based and subject to the conditions under applicable law, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources representative.

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Options (Employees)

2.    Nature of Grant. By entering into this Agreement and accepting the grant of the Option evidenced hereby, the Grantee acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be terminated, suspended or amended by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of the Option or benefits in lieu of the Option, even if such awards have been awarded in the past;

(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)    the grant of the Option shall not create a right to Service or be interpreted as forming an employment or Service contract with the Company or any other Subsidiary and shall not interfere with the ability of the Employer to terminate the Grantee’s Service relationship (if any) at any time;

(e)    the Grantee is voluntarily participating in the Plan;

(f)    the Option and any payment made pursuant to the exercise of the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related payments, pension or retirement benefits or welfare benefits or similar payments;

(g)    unless otherwise agreed with the Company, the Option and any shares of Stock subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of any Subsidiary;

(h)    the future value of the shares of Stock which may be delivered upon exercise of the Option is unknown, indeterminable and cannot be predicted with certainty;

(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Grantee’s Separation from Service (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Option as provided by the Company’s Compensation Recoupment Policy;

(j)    for purposes of the Option, the date of the Grantee’s Separation from Service (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any) will be deemed to occur as of the date the Grantee is no longer actively providing Service to the Company or any of its Subsidiaries, and unless otherwise expressly provided in this Agreement or otherwise determined by the Company, the Grantee’s right to vest in any portion of the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s active employment or period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any); the Company, in its sole discretion, shall determine when the Grantee is no longer actively providing Service for purposes of the Option (including whether the Grantee may still be considered to be actively providing Service while on an approved leave of absence);

(k)    unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and

(l)    neither the Company, the Employer, nor any other Subsidiary shall not be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United

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States Dollar that may affect the value of the Option, any payment made pursuant to the exercise of the Option or the subsequent sale of any shares of Stock acquired under the Plan.

3.    Language. The Grantee acknowledges and represents that the Grantee is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Grantee to understand the terms of this Agreement and any other documents related to the Plan. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

4.    Foreign Asset/Account, Exchange Control, and Tax Reporting. The Grantee may be subject to certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Grantee’s ability to acquire or hold shares of Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country through a designated bank or broker and/or within a certain time after receipt. The Grantee further acknowledges that it is the Grantee’s responsibility to comply with such regulations and that the Grantee should consult the Grantee’s personal legal advisor for any details.

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Options (Employees)

APPENDIX B
TO THE TERMS AND CONDITIONS OF OPTION AWARD

Country-Specific Additional Terms Applicable to Awards Held by Grantees Outside the U.S.

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and/or this Agreement.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Grantee’s participation in the Plan if the Grantee resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or if the Grantee is considered as such for local law purposes), or if the Grantee moves or transfers Service to another country after the Grant Date, the Company will, in its sole discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.

Notifications

This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2022. Such laws are often complex and change frequently. As a result, the Company recommends that the Grantee not rely on the information in this Appendix B as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information included herein may be out of date at the time that the Option vests, the Grantee exercises the Option, or the Grantee subsequently sells the shares of Stock acquired at exercise.

In addition, the Grantee understands that the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee acknowledges that he or she should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working (or if the Grantee is considered as such for local law purposes), or if the Grantee moves or transfers residency and/or Service to another country after the Option is granted, the Grantee understands that the information contained herein may not be applicable to the Grantee in the same manner.

AUSTRALIA

Notifications

Securities Law Information. If the Grantee acquires shares of Stock under the Plan and offers the shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice regarding any applicable disclosure obligations before making any such offer in Australia.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the international

Options (Employees)

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fund transfer transaction, the bank will file the report on behalf of the Grantee. If there is no Australian bank involved in the transfer, the Grantee will be required to file the report.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities accounts (e.g., those related to shares of Stock acquired under the Plan) or bank accounts (including brokerage accounts) maintained outside Belgium on their annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available at the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their reporting obligations.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. bank or broker. If the transaction is conducted through a Belgian financial intermediary, it may withhold the stock exchange tax, but if the transaction is conducted through a non-Belgian financial intermediary, the Belgian resident may need to report and pay the stock exchange tax directly. The stock exchange tax may apply when shares of Stock acquired under the Plan are sold. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.

Annual Securities Accounts Tax. An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., shares of Stock) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). Different payment obligations may apply, depending on whether the securities account is held with a Belgian or foreign financial institution. The Grantee should consult with his or her personal tax or financial advisor for additional details.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements the Section 3 of the Terms and Conditions of Option Award:

Without limitation to Section 3 of the Terms and Conditions of Option Award, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee becomes a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the Grantee understands that the Grantee may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by the Grantee, in case the indemnification could be considered to be a loan. In this case, the Tax- Related Items not collected or paid within 90 days of the end of the U.K. tax year in which the taxable event occurs may constitute a benefit to the Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Grantee understands that the Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from the Grantee by the Company or the Employer at any time thereafter by any of the means referred to in Section 3 of the Terms and Conditions of Option Award.

Options (Employees)

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